SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONVIA.COM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Onvia Stockholder Letter

Dear Fellow Stockholders:

In 2002, Onvia secured its position as a leader in the business-to-government (B2G) marketplace, helping businesses secure government contracts and government agencies find suppliers online. Onvia sells subscriptions to businesses interested in receiving electronic notification of government leads and also sells its data to corporate clients for use by their employees and customers. Onvia targets the estimated one million businesses in the United States that currently contract for government work.

In 2002, Onvia focused its business on providing more opportunities to subscribing suppliers and increasing the revenue Onvia receives for its subscriptions. During 2002 Onvia tripled the number of government leads to subscribers, from 99,000 in 2001 to 285,000 in 2002. In January 2003, Onvia added premium data products to its subscription offering to allow businesses to receive advance notices of bids and requests for proposals as well as complete award information in their daily Onvia Guide.

These additional opportunities allowed Onvia to charge higher prices for its annual subscriptions in 2002. Average cash transaction value grew from $130 in Q1 2002 to $215 by Q4. Onvia also introduced a premium subscriber metric to measure the growth of high value customers. In Q4 2002, Onvia’s premium subscribers grew to over 10,000, 40% of the Company’s 25,000 subscribing suppliers.

Part of this growth is also attributed to the Company’s agency partners. The Company added 29 new agencies in 2002 and increased the number of agency submitted bids by 8%. Agencies across the nation are facing budget cuts and looking for opportunities to cut costs without reducing services. In an effort to reduce administrative costs, agencies are turning to DemandStar by Onvia to electronically notify government vendors of upcoming bids, quotes, and requests for proposals.

Onvia also experienced success with its corporate program in 2002. Corporate customers include larger companies who purchase our lead data for use by their employees or customers. In 2002, Onvia generated approximately $1 million in corporate cash receipts.

With a new management team, the Company increased its focus on the customer. A customer satisfaction survey was conducted in May 2002. The results of the survey were very positive with 86% of the respondents noting that Onvia “saves me time finding government leads.”

Financially, 2002 was a very strong year. Onvia:

•	Increased B2G revenue 138% to $7.2 million;

•	Decreased net loss 66% to $35.7 million, which includes a $16.5 million charge for a change in accounting principal;

•	Increased B2G gross margin from 70% to 81% in 2002;

•	Increased deferred revenue 42% to $3.4 million; and

•	Ended the year with $38.6 million in cash, cash equivalents, and short-term investments.

During 2002, Onvia moved significantly closer to operating cash flow profitability with a cash outflow from operations in Q4 2002 of less than $1.0 million, excluding idle lease facilities. Onvia continues to project to reach cash flow profitability, including the cost of idle lease facilities, during Q3 2003, though the timing of profitability could extend into Q4 2003 with $33 to 34 million cash on hand.

Onvia worked diligently in 2002 to maintain its Nasdaq listing. In May 2002, the Company was notified that its stock had failed to maintain a minimum closing bid price of $1.00 as required by Nasdaq Marketplace Rule 4450. In response, Onvia filed an appeal and instituted a 1-for-10 reverse stock split to remain listed on the Nasdaq National Market. The reverse stock split was approved by Onvia’s shareholders at the Company’s annual meeting in July and the stock closed above $2 during the final two weeks of that month. On August 6, 2002, Onvia announced that it regained compliance with all the listing requirements of the Nasdaq National Market.

In October 2002, Onvia received an unsolicited acquisition offer from DGR Enterprises, Inc. to purchase all of the outstanding shares of the Company for $2.75 per share. Onvia’s Board of Directors rejected this initial offer and a subsequent offer for $3.50 per share. In November, Onvia’s Board of Directors adopted a Stockholder Rights Plan to guard against any potential use of takeover tactics designed to gain control of Onvia without paying full and fair value to its shareholders. The Board also re-engaged the investment banking firm of Broadview International LLC to assist in conducting a review of all of the Company’s strategic alternatives for maximizing stockholder value.

The success of 2002 would not have been possible without the hard work and dedication of the Company’s current and past employees. We also greatly appreciate the support and loyalty of our customers who have helped develop a high quality service for thousands of businesses across the country. Thank you.

Michael D. Pickett Chief Executive Officer and Chairman of the Board	Clayton W. Lewis President and Chief Operating Officer

Notice of Annual Meeting of Stockholders

To Be Held June 27, 2003

The 2003 Annual Meeting of Stockholders of Onvia.com, Inc., a Delaware corporation, will be held on Friday, June 27, 2003, at 1:00 p.m. local time, at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109, for the following purposes:

1.	To elect one director to serve a three year term ending in 2006.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 30, 2003 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

We cordially invite all stockholders to attend the meeting in person. However, whether or not you expect to attend the meeting in person, please mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-paid envelope provided to ensure your representation and the presence of a quorum at the meeting. If you send in your proxy card and then decide to attend the meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By order of the Board of Directors,

Michael D. Pickett

Chief Executive Officer and Chairman of the Board

Seattle, Washington

May 15, 2003

IMPORTANT:  Please fill in, date, sign, and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

ONVIA.COM, INC.

1260 Mercer Street

Seattle, WA 98109

PROXY STATEMENT

FOR THE

2003 ANNUAL MEETING OF STOCKHOLDERS

JUNE 27, 2003

Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this proxy statement, the enclosed proxy card, and our 2002 Annual Report, are being mailed to stockholders on or about May 15, 2003.

In this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Onvia.com, Inc., a Delaware corporation.

We have summarized below important information with respect to the annual meeting.

Voting Securities

Only stockholders of record who owned our common stock as of the close of business on April 30, 2003 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 7,664,415 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her.

Time and Place of the Annual Meeting

The annual meeting is being held on Friday, June 27, 2003 at 1:00 p.m. local time at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109.

Proposals to be Voted On at this Year’s Annual Meeting

You are being asked to vote on the following proposals:

1.    To elect one Class III director to hold office for a three-year term and until his respective successor is elected and qualified.

2.    To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

3.    To transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR each proposal.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Quorum Requirement

Our Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence of a quorum.

Proxies Not Returned and Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the annual meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxy Solicitation

The accompanying proxy is solicited by our Board of Directors for use at the annual meeting. We will bear the costs of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers, custodians, nominees, and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers, and others to solicit proxies, personally or by telephone or otherwise, without additional compensation. We have not retained the services of a proxy solicitor.

Voting of Proxies

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the annual meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR each of the director nominees, FOR each of the other proposals discussed in this proxy statement, and as the proxy holders deem desirable for any other matters that may come before the meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

General

We have a classified Board of Directors of seven members consisting of Class I directors, Class II directors, and Class III directors, who will serve until the annual meetings of stockholders to be held in 2004, 2005, and 2003, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of an equal number of directors. There are currently two Class I directors, two Class II directors, and one Class III director serving on the Board of Directors, and two vacancies.

Nominees for Directors

The term of the Class III director will expire on the date of the upcoming meeting. Accordingly, one person is to be elected to serve as a Class III director of the Board of Directors at the meeting. The Board of Directors has nominated Jeffrey C. Ballowe, the current Class III member of the Board of Directors, for election by the stockholders. If elected, the nominee will serve as a director until our annual meeting of stockholders in 2006 and until his respective successor is elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for such nominee. In the event that such nominee is unable or declines to serve as a director for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for any substitute nominee who shall be designated by the Board of Directors.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, the nominee for Class III director receiving the highest number of votes will be elected as a Class III director. Votes withheld from any nominee, abstentions, and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the voting.

The Board of Directors unanimously recommends a vote “FOR” the nominee named above.

The following table sets forth, for our current directors, including the Class III nominee to be elected at this meeting, certain information with respect to their ages and background.

Name	Age	Position with Onvia.com	Director Since
Class I directors whose terms expire at the 2004 annual meeting of stockholders:
Kenneth A. Fox (2)	32	Director	1999
Steven D. Smith (1)	44	Director	2000

Class II directors whose terms expire at the 2005 annual meeting of stockholders:
Michael D. Pickett	55	Chairman of the Board and Chief Executive Officer	1999
Nancy J. Schoendorf (1)(2)	48	Director	1999

Class III director whose term expire at the 2003 annual meeting of stockholders:
Jeffrey C. Ballowe (1)(2)	47	Director	1999

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Class I Directors Continuing Until 2004

Kenneth A. Fox has served as a director of the Company since February 1999. Mr. Fox is the Chairman of The Stripes Group, a private equity investment firm. Prior to forming The Stripes Group, Mr. Fox co-founded Internet Capital Group, Inc., and served as one of Internet Capital Group’s Managing Directors from its inception and also served as a director of Internet Capital Group from February 1999 to December 2002. Prior to forming Internet Capital Group, Mr. Fox was the Director of West Coast Operations for Safeguard Scientifics, Inc., and was Director of West Coast Operations for Technology Leaders II, LP, a venture capital partnership, from 1994 to 1996. Mr. Fox serves as a director of many privately held companies. Mr. Fox holds a Bachelor of Science in Economics from Pennsylvania State University.

Steven D. Smith has served as a director of the Company since January 2000. From March 1997 to April 2003, Mr. Smith served as Managing Director of GE Equity, a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures. Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

Class II Directors Continuing Until 2005

Michael D. Pickett has served as a director of the Company since February 1999, and as Chief Executive Officer and Chairman of the Board of the Company since April 2001. Mr. Pickett also served as President and Chief Operating Officer of the Company from August 2000 to April 2001 and as Chairman of the Board from February 1999 to August 2000. From July 1999 to August 2000, Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by the Company in September 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

Nancy J. Schoendorf has served as a director of the Company since February 1999. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1993, and Managing Partner of Mohr, Davidow since 1997. Prior to joining Mohr, Davidow, Ms. Schoendorf spent 17 years in the computer industry, including holding management positions with Hewlett-Packard, Software Publishing Corporation, and Sun Microsystems, Inc. Ms. Schoendorf currently serves as a director of Agile Software Corporation and several privately held companies. Ms. Schoendorf holds a Bachelor of Science in Computer Science from Iowa State University and a Master of Business Administration from Santa Clara University.

Class III Director Nominee

Jeffrey C. Ballowe has served as a director of the Company since December 1999. From 1986 to 1998, Mr. Ballowe held various management positions at Ziff-Davis, including President of the Interactive Media and Development Group. Before leaving Ziff-Davis at the end of 1998, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, TechTV (f.k.a. ZDTV), and the initial ZD/Softbank investment in Yahoo!. Mr. Ballowe also serves as a director of Verticalnet and is on the advisory board of Internet Capital Group. Mr. Ballowe holds a Bachelor of Arts in Economics and French from Lawrence University, a Master of Arts in French from the University of Wisconsin, and a Master of Business Administration from the University of Chicago.

There are no family relationships among any of the directors or executive officers of the Company.

Board Meetings and Committees

The Board of Directors held a total of ten meetings during the fiscal year ended December 31, 2002. Each director, except for Mr. Smith who attended seven of the ten meetings and Mr. Ballowe who attended five meetings, attended at least 75% of the total number of meetings of the Board. Ms. Schoendorf and Mr. Ballowe each missed one Audit Committee meeting. Mr. Fox missed one Compensation Committee meeting. The Board of Directors has a Compensation Committee and an Audit Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

Mr. Ballowe, Ms. Schoendorf, and Mr. Smith were members of the Audit Committee during fiscal year 2002, with Mr. Smith serving as the chairperson. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held four meetings during the fiscal year ended December 31, 2002.

Mr. Ballowe, Ms. Schoendorf, and Mr. Fox were members of the Compensation Committee during fiscal year 2002. The functions of the Compensation Committee include establishing and administering our policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee held two meetings during the fiscal year ended December 31, 2002.

On September 24, 2002, William W. Ericson resigned as a Class III director of the Company, leaving a vacancy on the Board. His resignation was not due to any disagreements with the Board or with the management of the Company. The Board does not expect to fill this vacancy.

Director Compensation

Each of our non-employee directors receives automatic annual stock option grants to purchase 1,000 shares of our common stock under our 2000 Directors’ Stock Option Plan (“2000 Directors’ Plan”) on the date of our annual meeting. During fiscal year 2002, each of our non-employee directors received an option to purchase 1,000 shares of our common stock under our 2000 Directors’ Plan.

On October 21, 2002, the Board of Directors instituted a policy to compensate each director, who qualifies as a non-employee, outside, and independent director: (i) $5,000 per quarter if such director attended every Board meeting during such quarter in person (or alternatively, $4,000 per quarter if such person attended every Board meeting during such quarter by teleconference or videoconference) or a prorated portion if all meetings during the requisite quarter were not attended, and (ii) a stock option grant of 18,750 shares of the Company’s common stock under our Amended and Restated 1999 Stock Option Plan (“1999 Plan”) on the date on which such director first qualified as a non-employee, outside, and independent director, followed by annual stock option grants of 5,000 shares on each anniversary date.

Our directors, except for Mr. Ballowe, currently do not receive cash compensation for their services as members of the Board of Directors, however they are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at Board and committee meetings. Mr. Ballowe is a non-employee, outside, and independent director and receives cash compensation of $4,000 per quarter if all Board meetings are attended by teleconference or by videoconference. Mr. Ballowe received a stock option grant of 18,750 shares of the Company’s common stock on October 21, 2002, and will receive an annual stock option grant of 5,000 shares on each subsequent anniversary date under our 1999 Plan. Mr. Fox and Mr. Smith will similarly be compensated beginning in May 2003.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2003. Deloitte & Touche LLP has served as our independent auditors since its appointment in fiscal year 1999. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our Bylaws or otherwise. The Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors determines that such a change could be in our best interests and the best interests of our stockholders.

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were approximately $143,000. The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above, for the fiscal year ended December 31, 2002 were approximately $47,000. No fees were paid to Deloitte & Touche LLP for financial information systems design and implementation.

The audit committee of the Board of Directors has considered the role of Deloitte & Touche LLP in providing non-audit services to the Company and has concluded that such services are compatible with Deloitte & Touche LLP’s independence as our auditors.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2003, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the Named Executive Officers identified in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Mohr, Davidow Ventures (4) 3000 Sand Hill Road, Building 3, Suite 290 Menlo Park, California 94025	1,455,814	18.3%

Internet Capital Group, Inc. (5) 435 Devon Park Drive, Building 600 Wayne, Pennsylvania 19087	1,718,481	21.6%

GE Capital Equity Investments (6) c/o Capital Equity Investments, Inc. 120 Long Ridge Road Stamford, Connecticut 06927	432,900	5.4%

Nancy J. Schoendorf, Director (4) c/o Mohr, Davidow Ventures 3000 Sand Hill Road, Building 3, Suite 290 Menlo Park, California 94025	1,455,814	18.3%

Kenneth A. Fox, Director (7) 1260 Mercer Street Seattle, Washington 98109	4,000	*

Steven D. Smith, Director (6) 1260 Mercer Street Seattle, Washington 98109	432,900	5.4%

Michael D. Pickett, Director & CEO (8) 1260 Mercer Street Seattle, Washington 98109	309,495	3.9%

Jeffrey C. Ballowe, Director (9) 105 Calle la Pena Santa Fe, New Mexico 87505	18,395	*

Clayton W. Lewis, President & COO (10)	54,294	*

Irvine N. Alpert, Executive Vice President (11)	14,304	*

Matthew S. Rowley, Chief Information Officer (12)	16,111	*

All directors and officers as a group (8 persons) (13)	2,305,313	29.0%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options, warrants, or other convertible securities.
(3)	Calculated on the basis of 7,663,792 shares of common stock outstanding as of March 1, 2003, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2003 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Consists of 948,191 shares held by Mohr, Davidow Ventures V, L.P., 432,254 shares held by Mohr, Davidow Ventures V-L, L.P., and 71,369 shares held by Mohr, Davidow Ventures V, L.P. as nominee for Mohr, Davidow Ventures Entrepreneurs’ Network Fund II (A), L.P. and Mohr, Davidow Ventures Entrepreneurs’ Network Fund II (B), L.P. Also includes 4,000 shares issuable upon exercise of options granted to Ms. Schoendorf under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2003. Ms. Schoendorf is a director of the Company and a general partner of Mohr, Davidow Ventures V, L.P. and Mohr, Davidow Ventures V-L, L.P. Ms. Schoendorf disclaims beneficial ownership of shares held by these entities except to the extent of her pecuniary interest in them.
(5)	Shares are held directly by ICG Holdings Inc., a wholly owned subsidiary of Internet Capital Group, Inc.
(6)	Includes 4,000 shares issuable upon exercise of options granted to Mr. Smith under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2003. Mr. Smith was a Managing Director of GE Equity, a subsidiary of GE Capital, until April 2003. Mr. Smith disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.
(7)	Includes 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2003. Mr. Fox is a director of the Company, and until December 2002 was a managing director of Internet Capital Group, Inc. Mr. Fox disclaims beneficial ownership of all shares held by ICG Holdings Inc., a wholly owned subsidiary of Internet Capital Group, Inc., in the Company.
(8)	Includes 201,986 shares issuable upon exercise of options granted under the 1999 Plan and 3,000 under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2003.
(9)	Includes 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2003. Also includes 2,395 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2003.
(10)	Includes 40,894 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2003.
(11)	Includes 11,327 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2003.
(12)	Includes 14,801 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2003.
(13)	Includes 290,403 shares of common stock subject to options exercisable within 60 days of March 1, 2003.

EXECUTIVE OFFICERS

The Company’s executive officers currently consist of the following:

Name	Age	Position	Executive Officer Since
Michael D. Pickett	55	Chairman of the Board and Chief Executive Officer	2000
Clayton W. Lewis	43	President and Chief Operating Officer	2000
Irvine N. Alpert	51	Executive Vice President	2001
Matthew S. Rowley	39	Chief Information Officer	2001
Cameron S. Way	31	Chief Accounting Officer	2003

Clayton W. Lewis has served as President and Chief Operating Officer of the Company since December 2001. Prior to becoming President and Chief Operating Officer, Mr. Lewis served as Vice President of Marketing from August 2000 to December 2001, Vice President of Business Affiliations from July 1999 to July 2000, and Director of Business Development from March 1999 to June 1999. From October 1995 to June 1998, Mr. Lewis served as Executive Vice President of ETC, a subsidiary of Telecommunications, Inc. From December 1989 to October 1995, Mr. Lewis was Senior Vice President of Business Development at RXL Pulitzer, the multimedia division of the Pulitzer Publishing Company. In addition, Mr. Lewis has held a variety of public positions including serving as chief of staff for a member of the United States Congress, and key roles in state government. Mr. Lewis holds a Bachelor of Arts in Business Administration from the University of Washington.

Irvine N. Alpert has served as Executive Vice President of the Company since July 2001. From February 1995 to July 2001, Mr. Alpert was the founder and Chief Executive Officer of ProjectGuides, Inc., an architecture, engineering, and construction market information service, which was acquired by Onvia in June 2001. From 1993 to 1995, Mr. Alpert served as President of RCI Environmental, Inc., a regional construction company. From 1990 to 1993, Mr. Alpert served as Vice President of Sales and Marketing for Hart Crowser, Inc., a regional geotechnical and environmental consulting firm. Mr. Alpert holds a Bachelor of Arts from the University of California, Santa Cruz and a Master of Environmental Planning from the University of California, Berkeley.

Matthew S. Rowley has served as Chief Information Officer of the Company since July 2001. Prior to becoming Chief Information Officer of the Company, Mr. Rowley served as Vice President of Development from June 2001 to July 2001, Director of Site Development from December 2000 to June 2001, and Development Manager from August 2000 to December 2000. From November 1999 to August 2000, Mr. Rowley served as Director of Electronic Commerce of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in September 2000. From May 1999 to November 1999, Mr. Rowley was Director of Electronic Commerce Operations of Multiple Zones International, a direct reseller of name-brand information technology products and services to small to medium businesses. From December 1997 to May 1999, Mr. Rowley served in a variety of positions and most recently as Program Manager, Internet Electronic Commerce Practice of BEST Consulting, an information technology firm specializing in electronic commerce solutions. From September 1988 to December 1997, Mr. Rowley served in a variety of positions and most recently as Project Manager, Lead Technical Engineer, and Systems Analyst at the Battelle Seattle Research Center and Pacific NW National Laboratory. Mr. Rowley holds a Bachelor of Arts from Seattle Pacific University.

Cameron S. Way has served as Chief Accounting Officer of the Company since January 2003. Prior to becoming Chief Accounting Officer, Mr. Way served as Controller from September 2001 to January 2003, Assistant Controller from December 2000 to September 2001, and finance manager from August 1999 to December 2000. Mr. Way was an audit manager with Pricewaterhouse Coopers LLP prior to joining the Company. Mr. Way holds a Bachelor of Arts from Claremont McKenna College.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required, we believe that during our fiscal year ended December 31, 2002, all reporting persons complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year that ended December 31, 2002, (b) the other most highly compensated individuals who served as executive officers during the fiscal year ended December 31, 2002, and (c) the compensation received by each of these people as set forth in the table below (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards Securities Underlying Options
Name and Principal Position	Year	Salary	Bonus		All Other Compensation
Michael D. Pickett (1) Chief Executive Officer and Chairman of the Board	2002 2001 2000	$134,475 234,434 76,538	$143,750 37,813 —	— 302,979 —	$52,384 35,866 26,200
Clayton W. Lewis (2) President and Chief Operating Officer	2002 2001 2000	220,000 181,202 104,583	12,500 48,458 18,000	87,000 15,000 10,000	— — —
Irvine N. Alpert (3) Executive Vice President	2002 2001 2000	180,000 101,227 —	— 1,240 —	16,900 18,000 —	46,161 — —
Matthew S. Rowley (4) Chief Information Officer	2002 2001 2000	170,000 132,258 38,269	95,625 29,645 25,000	24,500 15,550 1,950	— — —
John G. Martin (5) Director of Government Sales	2002 2001 2000	128,858 113,595 —	17,992 31,974 —	— 2,000 —	— — —

(1)	Mr. Pickett’s annual salary as of December 31, 2002 is $177,900. Mr. Pickett’s employment agreement was amended in February 2002, after he resigned his position as President in January 2002, providing for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board, which was paid in June 2002. Mr. Pickett was also paid a bonus of $18,750 in January 2002 based on performance achievement during 2001. Mr. Pickett’s employment agreement was further amended in September 2002, providing for an annual base salary of $177,900. Mr. Pickett’s other compensation consists of housing stipend expenses of $52,384 paid by Onvia before Mr. Pickett’s employment agreement was amended in September 2002, eliminating the housing stipend.
(2)	Mr. Lewis commenced his employment with the Company as Director of Business Development in March 1999. In December 2001, Mr. Lewis became President and Chief Operating Officer. Mr. Lewis’s annual salary as of December 31, 2002 is $220,000.
(3)	Mr. Alpert commenced his employment with the Company as Executive Vice President in July 2001. Mr. Alpert’s annual salary as of December 31, 2002 is $180,000. Mr. Alpert’s other compensation consists of commissions of $46,161 paid by Onvia pursuant to his commission agreement with Onvia.
(4)	Mr. Rowley commenced his employment with the Company as Development Manager in August 2000. In July 2001, Mr. Rowley became Chief Information Officer. Mr. Rowley’s annual salary as of December 31, 2002 is $170,000. In January 2002 Mr. Rowley was paid a bonus of $85,000 pursuant to his employment agreement with Onvia, and a bonus of $10,625 was paid based on performance achievement during 2001.
(5)	Mr. Martin commenced his employment with the Company in February 2001 as Director of Product Marketing, became Director of Government Sales in early 2002, and left the Company on November 27, 2002. Mr. Martin’s annual salary at the time of his departure was $143,000.

Employment Agreements

Mr. Pickett and the Company entered into an employment agreement in March 2001. The employment agreement was subsequently amended in February 2002, after Mr. Pickett resigned his position as President in January 2002, to provide for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board, which was paid in June 2002. Mr. Pickett’s employment agreement was further amended in September 2002, providing for an annual base salary of $177,900 and eliminating the housing stipend. Upon termination of employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive a lump sum payment of $250,000 and 12 months of benefits and accelerated vesting of all unvested options granted under the Company’s 2000 Directors’ Plan and all unvested shares pursuant to that certain amended Common Stock Purchase Agreement dated as of April 9, 1999. Upon a change in control transaction, 50% of the then unvested options granted to Mr. Pickett in connection with his employment agreement and 50% of the then unvested shares subject to the amended Common Stock Purchase Agreement shall vest, and the remaining unvested options and shares shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Pickett for good reason within 12 months of a change in control transaction.

Mr. Lewis and the Company entered into an employment agreement in September 2001, which provided for an annual base salary of $200,000. The employment agreement was subsequently amended in February 2002, after Mr. Lewis was designated as President and Chief Operating Officer, to increase Mr. Lewis’s annual salary to $220,000 and to provide for a bonus based on achievement of criteria determined by the Board. In addition, Mr. Lewis was granted options to purchase 87,000 shares of the Company’s common stock with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Lewis is employed by the Company. Upon termination of employment by the Company without cause or by Mr. Lewis for good reason, Mr. Lewis will receive 12 months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 50% of the then unvested options granted to Mr. Lewis shall vest, and the remaining unvested options and shares shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Lewis for good reason within 12 months of a change in control transaction.

Mr. Alpert and the Company entered into an agreement in February 2002, which provides for an annual base salary of $180,000. In addition, Mr. Alpert was granted options to purchase 16,900 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. On January 31, 2003, Mr. Alpert was granted options to purchase 30,000 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. Upon termination of employment by the Company without cause or by Mr. Alpert for good reason, Mr. Alpert will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Alpert shall vest and the remaining unvested options shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Alpert for good reason within 12 months of a change in control transaction. Mr. Alpert and the Company also entered into a Commission and Bonus Plan in September 2001, which provides that Mr. Alpert will receive a commission on contracts Mr. Alpert secures.

Mr. Rowley and the Company entered into an employment agreement in September 2001, which provides for an annual base salary of $170,000, and a performance bonus of $85,000, which was paid in January 2002. In February 2002, Mr. Rowley was granted options to purchase 24,500 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Rowley is employed by the Company. Upon termination of employment by the Company without cause or by Mr. Rowley for good reason, Mr. Rowley will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Rowley shall vest and the remaining unvested options shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Rowley for good reason within 12 months of a change in control transaction.

Mr. Martin did not have an employment agreement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2002. In addition, as required by the SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. No stock appreciation rights were granted to these individuals during the year.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Last Fiscal Year (1)	Exercise Price Per Share (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (4)
					5%	10%
Clayton W. Lewis (2)	87,000	52.79%	$1.48	2/22/12	$80,905	$205,029
Irvine N. Alpert (2)	16,900	10.25%	1.48	2/22/12	15,716	39,827
Matthew S. Rowley (2)	24,500	14.87%	1.48	2/22/12	22,784	57,738

(1)	Based on a total of 164,800 option shares granted to employees, consultants, and directors during 2002 under the 1999 Plan and the 2000 Directors’ Plan. On January 31, 2003, a total of 400,000 option shares were granted to all employees of the Company under the 1999 Plan, excluding Mr. Pickett, Mr. Clayton, and Mr. Rowley.
(2)	Options vest ratably over a 48 month period. The options have a 10 year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change in control transactions and termination of employment, see “Employment Agreements” section.
(3)	In March 2000, Onvia’s Board of Directors approved a cash distribution of $3.90 per share to return excess operating capital to Onvia’s stockholders. The distribution in the amount of $29.9 million was paid on May 3, 2002. As a result of the cash distribution, and pursuant to the guidance in FASB Interpretation No. (FIN) 44, the exercise price of all active employee stock options outstanding on or prior to the distribution date was reduced. Outstanding options with a strike price greater than or equal to the fair market value (FMV) of the stock on the effective date of the distribution received a strike price reduction equal to the cash distribution, or $3.90 per share. For outstanding options with a strike price below the FMV on the date of the distribution the reduction was such that the aggregate intrinsic value of the options immediately after the change was not greater than the aggregate intrinsic value immediately prior to the change, therefore, there was no accounting impact as a result of the change. The FMV for the stock options granted on February 22, 2002 was $4.10, and the strike price of the stock options granted to Mr. Lewis, Mr. Alpert, and Mr. Rowley were decreased by $2.62.
(4)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share on the date of grant to the end of the option term. The options granted in 2002 to the Named Executive Officers carried a strike price below the FMV of Onvia’s common stock on the date of the distribution discussed above. Since the strike price of these options was equal to the FMV on the date of grant, for purposes of calculating the potential realizable value under the assumed annual appreciation above, the market value on the grant date is assumed to be the same as the adjusted strike price of $1.48. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

OPTIONS EXERCISED IN LAST FISCAL YEAR, OPTIONS EXERCISEABLE AT FISCAL

YEAR END, AND OPTION VALUES AT FISCAL YEAR END

The following table provides certain stock option information with respect to each Named Executive Officer: the shares acquired on stock option exercises in the last fiscal year and the value realized on such exercises; the number of exercisable (yet not exercised) stock options at the fiscal year end and their value; and the number of unexerciseable stock options at the fiscal year end and their value. When calculating value of “in-the-money” stock options, we are calculating the positive difference between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year. The Company has not granted any stock appreciation rights.

Name	Shares Acquired on Option Exercises	Value Realized on Exercised Options	Number of Exercisable Options at Fiscal Year End	Number of Unexerciseable Options at Fiscal Year End	Value of Exercisable In-The- Money Options at Fiscal Year End	Value of Unexerciseable In-The-Money Options at Fiscal Year End
Michael D. Pickett (1)	—	—	178,737	128,242	—	—
Clayton W. Lewis (2)	—	—	31,396	82,602	$19,416	$73,786
Irvine N. Alpert (2)	2,977	$19,351	6,543	25,380	7,010	27,190
Matthew S. Rowley (2)	510	3,315	11,380	30,110	4,922	20,779
John G. Martin (1)(3)	—	—	875	—	—	—

(1)	The exercise price of the options is higher than the closing market price as of December 31, 2002.
(2)	Based on the $2.55 per share closing price of the Company’s common stock on the Nasdaq Stock Market on December 31, 2002, less the exercise price of options.
(3)	Mr. Martin left the Company on November 27, 2002. As of February 27, 2003, all of Mr. Martin’s stock options expired.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees, or consultants. These consist of the Amended and Restated 1999 Stock Option Plan (“1999 Plan”), the 2000 Directors’ Stock Option Plan (“2000 Directors’ Plan”), and the 2000 Employee Stock Purchase Plan (“ESPP”), all of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 1999 Plan and 2000 Directors’ Plan as of December 31, 2002. The ESPP has 60,000 shares reserved for issuance.

Plan Category(1)	Number of shares to be issued upon exercise of all outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
1999 Plan and 2000 Directors’ Plan	604,378	$12.89	1,088,791	(2)

(1)	The information presented in this table excludes options assumed by the Company in connection with acquisitions of other companies. As of December 31, 2002, 2,111 shares of the Company’s common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $50.00 per share. 215,260 shares were available for issuance.
(2)	The shares that are reserved for issuance under the 1999 Plan are subject to automatic increase on January 1 of each year by a number of shares equal to the lesser of: (i) 320,000 shares; (ii) 4% of our outstanding shares as of the close of business on December 31; or (iii) a lesser number as determined by the board of directors.

Legal Proceedings

During the year ended December 31, 2001, five securities class action suits were filed against Onvia, former executive officers Glenn S. Ballman and Mark T. Calvert, and Onvia’s lead underwriter, Credit Suisse First Boston (CSFB). The suits were filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired securities of Onvia between March 1, 2000 and December 6, 2000. On or around April 19, 2002, these five suits were consolidated, a lead plaintiff was appointed, and the consolidated complaint was filed. The complaint charges defendants with violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) and Sections 11 and 15 of the Securities Act of 1933, for issuing a Registration Statement and Prospectus that contained material misrepresentations and/or omissions. The complaints allege that the Registration Statement and Prospectus were false and misleading because they failed to disclose (i) the agreements between CSFB and certain investors to provide them with significant amounts of restricted Onvia shares in the initial public offering (IPO) in exchange for excessive and undisclosed commissions; and (ii) the agreements between CSFB and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase Onvia shares in the after-market at pre-determined prices. The complaint seeks an undisclosed amount of damages, as well as attorney fees. On October 9, 2002, an order of dismissal without prejudice was entered, dismissing former officers Glenn S. Ballman and Mark T. Calvert. The parties are in settlement negotiations. The Company has submitted the claims to its directors and officers insurance and intends to defend itself vigorously against these charges.

On February 28, 2003, a purported class action suit was filed in the United States District Court for the Southern District of Florida against Onvia, Glenn S. Ballman, Mark T. Calvert, CSFB, Frank Quattrone and other members of CSFB’s Technology Group (“CSFB Individuals”), and approximately fifty companies where CSFB was either the lead or the co-lead underwriter of an IPO. The complaint charges CSFB and CSFB Individuals for violations of Section 12(a) of the Securities Act of 1933 and violations of Section 10(b) and 20(a) of the Securities and Exchange Act of 1934. The complaint charges the Company for violations of Sections 10(b) and 20(a) of the 1934 Act, and charges Mr. Ballman and Mr. Calvert for violations of Section 15 of the 1933 Act and Section 10(b) of the 1934 Act. The complaint also alleges claims against CSFB and the Company under the common law theory of respondeat superior, and against all defendants based on common law theories of fraud, negligent misrepresentation, and under Florida’s Blue Sky laws. In essence, the complaint alleges that the defendants disseminated false and misleading information to the public which misrepresented the accuracy of the Company’s IPO price, its financial condition, and future revenue prospects. The complaint further alleges that the effect of the purported fraud was to manipulate the Company’s stock price so that the defendants could profit from the manipulation. The complaint seeks damages in an unspecified amount. The Company has submitted the claims to its directors and officers insurance and intends to defend itself vigorously against these charges.

On February 21, 2001, Underground Utility Contractors of Florida, Inc. (a trade association) filed a lawsuit against the City of Tallahassee and DemandStar.com, Inc., a wholly owned subsidiary of Onvia. The suit was filed in the Second Circuit Court in Leon County, Florida. Underground’s complaint alleged that Tallahassee and DemandStar were violating the Florida Public Records Act. According to Underground, Tallahassee and DemandStar are charging members of the public more than the actual costs incurred in providing information on public bid opportunities and related public records stored in an electronic database used by Tallahassee. Underground seeks an injunction against such practices. On January 28, 2002, DemandStar’s motion for summary judgment was granted and the lawsuit was dismissed. On or around July 31, 2002, Underground filed an appeal with the District Court of Appeals. On February 18, 2003, oral arguments were heard by the appellate court. On February 27, 2003, the appellate court affirmed the lower court’s summary judgment in favor of DemandStar. The decision was issued without opinion. Under the Florida Constitution, the Florida Supreme Court has no jurisdiction to review a District Court of Appeals’ decision without opinion, which means the matter is final.

The Company is defending itself against two similar securities litigation lawsuits relating to Globe-1, Inc., a company that Onvia acquired in August 2000 and subsequently became a wholly owned subsidiary of Onvia. The lawsuits also name Robert Gilmore, the former chief executive of Globe-1, Inc. The Company intends to defend itself vigorously against these claims.

In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of business. While management believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company, the ultimate outcomes are inherently uncertain.

CERTAIN TRANSACTIONS

Loan to Former Officer

On April 10, 2000, the Company issued a loan to Kristen M. McLaughlin, Onvia’s former Chief Strategy Officer, for $350,000 at an annual interest rate of six percent. The loan is secured by Ms. McLaughlin’s 45,000 shares of the Company’s common stock and is due on the earlier of the following: (1) April 10, 2005; (2) after a public offering of the Company’s common stock in which the officer is a selling stockholder; or (3) the expiration of any lock-up period imposed by contract or securities laws following an acquisition of the Company. In May 2002, Ms. McLaughlin paid down her promissory note, leaving approximately $247,000 as of March 1, 2003.

Indemnification Agreements

The Company has entered into indemnification agreements with some of its officers and directors containing provisions requiring it to indemnify them against liabilities that may arise by reason of their status or service as officers or directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements do not cover liabilities arising from willful misconduct of a culpable nature.

Other Related Party Transactions

In April 2002, the Company purchased 140,322 shares of the Company’s common stock from Glenn S. Ballman, Onvia’s former Chairman of the Board and Chief Executive Officer, for $6.20 per share, as required by Mr. Ballman’s separation letter agreement with the Company. The purchase price per share equaled the last recorded trade on the Nasdaq Stock Market on the date of purchase. The Company applied $800,000 of the net proceeds after taxes against the balance of the principal and interest due under a promissory note between Mr. Ballman and Comerica Bank (“Comerica Note”). The remaining $70,000 was applied against the balance of the principal and interest due under a promissory note between Mr. Ballman and the Company (“Company Note”). In May 2002, Mr. Ballman paid all amounts due under the Comerica Note and the Company Note. As a result, Comerica returned the $3,200,000 certificate of deposit to the Company, which was held as security for the Comerica Note, and the Company released to Mr. Ballman 635,000 shares of common stock used to secure its guarantee.

Mark T. Calvert, Onvia’s former Chief Financial Officer, who resigned in December 31, 2000, repaid his $150,000 promissory note to the Company in June 2002.

Louis T. Mickler, a former Onvia officer, who resigned in March 2001, repaid the remaining balance of approximately $13,500 on his promissory note to the Company in May 2002.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE’S POLICY ON EXECUTIVE COMPENSATION

The following describes the compensation policy existing during the fiscal year ended December 31, 2002, applicable to the Company’s executive officers. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of the Board of Directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise; (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company; and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, and earnings growth.

Long-Term Incentive Compensation

We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, and internal comparability considerations. In addition, the Board of Directors has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual’s position and his or her existing holdings of unvested options. However, the Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the option term.

Cash Distribution and Stock Option Strike Price Adjustment

In March 2002, the Company’s Board of Directors approved a cash distribution of $3.90 per share to return excess operating capital to Onvia’s shareholders. The distribution in the amount of $29.9 million was paid on May 3, 2002. As a result of the cash distribution, and pursuant to the guidance in FASB Interpretation No. (FIN) 44, the exercise price of all active employee stock options outstanding on or prior to the distribution date was reduced. Outstanding options with a strike price greater than or equal to the fair market value of the stock on the effective date of the distribution received a strike price reduction equal to the cash distribution, or $3.90 per share. For outstanding options with a strike price below the fair market value on the date of the distribution the reduction was such that the aggregate intrinsic value of the options immediately after the change was not greater than the aggregate intrinsic value immediately prior to the change, therefore, there was no accounting impact as a result of the change.

The following table provides information with respect to the reduction in exercise prices of stock options owned by the Named Executive Officers on May 3, 2002. As required by the SEC rules, the table sets forth the number of securities underlying the stock options, market price of stock at the time of the option price adjustment, exercise price at the time of the price adjustment, the new exercise price, and length of original option term remaining at the date of the stock price adjustment.

Name	Date	Number of Securities Underlying Price- Adjusted Options	Market Price of Stock at Time of Price Adjustment	Exercise Price at Time of Price Adjustment	New Exercise Price	Length of Original Option Term Remaining at Date of Price Adjustment
Michael D. Pickett Chief Executive Officer and Chairman of Board	5/03/2002 5/03/2002 5/03/2002	4,000 200,000 102,980	$6.10 6.10 6.10	$210.00 6.56 6.56	$206.10 2.66 2.66	7.82 years 8.28 years 8.28 years

Clayton W. Lewis President and Chief Operating Officer	5/03/2002 5/03/2002 5/03/2002 5/03/2002	2,000 10,000 15,000 87,000	6.10 6.10 6.10 6.10	61.70 14.38 6.56 4.10	57.80 10.48 2.66 1.48	7.63 years 8.58 years 8.84 years 9.81 years

Irvine N. Alpert Executive Vice President	5/03/2002 5/03/2002	15,375 16,548	6.10 6.10	4.10 4.10	1.48 1.48	9.33 years 9.81 years

Matthew S. Rowley Chief Information Officer	5/03/2002 5/03/2002 5/03/2002 5/03/2002 5/03/2002 5/03/2002	1,500 450 400 5,000 10,150 23,990	6.10 6.10 6.10 6.10 6.10 6.10	60.00 25.63 6.56 7.50 6.50 4.10	56.10 21.73 2.66 3.60 2.60 1.48	8.28 years 8.50 years 8.84 years 9.19 years 9.21 years 9.81 years

John G. Martin Director of Government Sales	5/03/2002	2,000	6.10	7.81	3.91	8.82 years

Compensation of the Chief Executive Officer

Michael D. Pickett has served as our Chief Executive Officer since April 2001. His base salary for fiscal year ended December 31, 2002 was $177,900. Other compensation paid to Mr. Pickett in 2002 included housing stipend expenses of $52,384, which were included as part of his original employment agreement, and a bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board, which was paid in June 2002.

The factors discussed above in “Base Salaries,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were also applied in establishing the amount of Mr. Pickett’s salary and stock option grant. Significant factors in establishing Mr. Pickett’s compensation were his previous experience as chairman, president, and chief executive officer of a publicly held company and the compensation levels at companies which compete with the Company for business and executive talent.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the 1999 Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

The Compensation Committee of the Board of Directors of the Company:

Nancy J. Schoendorf

Jeffrey C. Ballowe

Kenneth A. Fox

No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Onvia’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Deloitte & Touche LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has met with Deloitte & Touche, with and without management present, to discuss the overall scope of Deloitte & Touche’s audit, the results of its examinations, its evaluations of Onvia’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Onvia that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Audit Committee of the Board of Directors of the Company:

Nancy J. Schoendorf

Jeffrey C. Ballowe

Steven D. Smith, Chair

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since March 1, 2000 (the date of our initial public offering) to the cumulative return over such period of the Nasdaq National Market Composite Index and the AMEX Internet Index. The graph assumes that $100 was invested on March 1, 2000, in our common stock and in each of the comparative indices. The graph further assumes that such amount was initially invested in our common stock at a per share price of $210.00, the reverse split adjusted price on the date of our initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

*	Assumes $100 invested on March 1, 2000 in stock or index, including reinvestment of dividends.

	3/01/00	12/31/00	12/31/01	12/31/02
Onvia	$100	$4.02	$2.57	$1.21
AMEX Internet Index	100	43.62	22.77	12.95
NASDAQ Composite Index	100	51.64	40.77	27.92

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors does not know of any business to be considered at the 2003 annual meeting other than the proposals described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

A stockholder proposal must be addressed to the Secretary and received at the principal executive offices at 1260 Mercer Street, Seattle, Washington 98109 by the close of business on February 24, 2004 to be considered for inclusion in the proxy materials for the Company’s 2004 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address, number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting, and the reasons for conducting such business at the annual meeting.

By order of the Board of Directors,

Michael D. Pickett

Chief Executive Officer and Chairman of the Board

May 15, 2003

Seattle, Washington

ONVIA.COM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 27, 2003

The undersigned hereby appoints Michael D. Pickett and Clayton W. Lewis or either of them, the action of both of them voting to be controlling attorneys of the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA.COM, INC. at the Annual Meeting of Stockholders to be held on June 27, 2003 at 1:00 p.m. local time, at Onvia’s executive offices at 1260 Mercer Street, Seattle, Washington 98109, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present.

YOUR VOTE IS IMPORTANT

PLEASE MAIL PROMPTLY YOUR COMPLETE PROXY CARD IN THE

ENCLOSED POSTAGE PREPAID ENVELOPE.

THANK YOU FOR VOTING!

This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR the Board nominee” in item 1, “FOR” in item 2, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(To be signed on reverse side)

Please mark your votes as in this example: ☒

1.	The Board of Directors recommends you vote FOR the election of the nominee listed below:

ELECTION OF DIRECTOR Nominee: JeffreyC. Ballowe	☐	FOR the Board nominee	☐	WITHHOLD AUTHORITY to vote for the Board nominee

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the space provided below:

2. The Board of Directors recommends you vote FOR the ratification of the selection of Deloitte & Touche LLP as Onvia’s independent auditors.

Ratify the selection of Deloitte & Touche LLP as Onvia’s independent auditors

☐	FOR	☐	AGAINST	☐	ABSTAIN
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please vote, date, and sign below, and promptly return in the enclosed envelope.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as the name appears stenciled on this proxy. When signing as attorney, executors, administrators, trustee, or guardian, please set forth your full title. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

Ú    DETACH PROXY CARD HERE    Ú

Please Detach Here

Ú    You Must Detach This Portion of the Proxy Card    Ú

Before Returning it in the Enclosed Envelope